UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2013

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road, Dania Beach, Florida	33312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 766-5351

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2013, Vapor Corp. (the “Company”) and its subsidiary Smoke Anywhere USA, Inc. entered into a spot accounts receivable factoring facility (the “Factoring Facility”) with Entrepreneur Growth Capital, LLC (the “Lender”) pursuant to an Invoice Purchase and Sale Agreement, dated August 8, 2013, by and among them (the “Factoring Agreement”).

The Factoring Facility has an initial term of one year and automatically renews from month to month thereafter subject to the Company terminating it earlier upon at least 15 business days’ advance written notice provided that all obligations are paid (including a termination fee, if applicable, as specified in the Factoring Agreement). The Factoring Facility is secured by a security interest in substantially all of the Company’s assets. Under the terms of the Factoring Agreement, the Lender may, at its sole discretion, purchase certain of the Company’s eligible accounts receivable. Upon any acquisition of an account receivable, the Lender will advance to the Company up to 50% of the face amount of the account receivable. Each account receivable purchased by the Lender will be subject to a factoring fee of 1% of the gross face amount of such purchased account for each 30 day period (or part thereof) the purchased account remains unpaid. The Lender will generally have full recourse against the Company in the event of nonpayment of any such purchased account.

The Factoring Agreement contains covenants that are customary for agreements of this type. The failure to satisfy covenants under the Factoring Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Factoring Facility and/or the acceleration of the repayment obligations of the Company. The Factoring Agreement contains provisions relating to events of default that are customary for agreements of this type.

Each of the Company’s Chief Executive Officer and Chief Financial Officer have personally guaranteed performance of certain of the Company’s obligations under the Factoring Agreement. In consideration of the Company’s Chief Financial Officer providing such foregoing personal guarantee, the Company has agreed to amend his employment agreement as described in Item 5.02 below.

The foregoing description of the Factoring Facility (including the Factoring Agreement) is not complete and is qualified in its entirety by reference to the full text of the Factoring Agreement, a copy of which is listed as Exhibit 10.1 to this report, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth in Item 1.01 above, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In consideration of the Company’s Chief Financial Officer Harlan Press personally guaranteeing certain of the Company’s obligations under the Factoring Agreement, the Company has agreed to amend Mr. Press’s employment agreement dated February 27, 2012 effective as of the date of the Factoring Agreement as follows: (i) the initial term of employment (through February 28, 2015) shall automatically renew for successive one-year periods so long as Mr. Press’s personal guarantee of the Factoring Agreement remains in full force and effect (provided that the initial term or any renewal term may be terminated (a) upon Mr. Press’s death or (b) by the Company for cause (as defined in the employment agreement) or (c) by Mr. Press either (x) for good reason (as defined in the employment agreement) or (y) without good reason), (ii) if Mr. Press’s personal guarantee of the Factoring Agreement is enforced against him then all of his stock options to the extent then unvested shall automatically vest in full on the date of such enforcement, (iii) the Company may not terminate Mr. Press’s employment for disability or without cause so long as his personal guarantee of the Factoring Agreement remains in full force and effect and (iv) the Company shall indemnify Mr. Press against all losses, claims, expenses and other liabilities of any nature arising out of or relating to enforcement of his personal guarantee of the Factoring Agreement, and such indemnification shall survive until such time Mr. Press has been permanently and unconditionally released from his personal guarantee of the Factoring Agreement.

The Company and Mr. Press intend to amend Mr. Press’s employment agreement in the manner described above by entry into a Letter Amendment, the form of which is listed as Exhibit 10.2 to this report, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Invoice Purchase and Sale Agreement made as of August 8, 2013 among Entrepreneur Growth Capital, LLC, Vapor Corp. and Smoke Anywhere USA, Inc.

10.2	Form of Letter Amendment to Employment Agreement by and between Vapor Corp. and Harlan Press

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.
(Registrant)

By:	/s/ Harlan Press
Harlan Press Chief Financial Officer

Date: August 13, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Invoice Purchase and Sale Agreement made as of August 8, 2013 among Entrepreneur Growth Capital, LLC, Vapor Corp. and Smoke Anywhere USA, Inc.

10.2	Form of Letter Amendment to Employment Agreement by and between Vapor Corp. and Harlan Press